GameTech Amends Loan Agreement With Ableco Finance

RENO, Nev., Oct. 3 /PRNewswire-FirstCall/ -- GameTech International, Inc. (Nasdaq: GMTC) (“GameTech” or the “Company”), a leading designer, developer and marketer of electronic bingo equipment, bingo systems and video lottery terminals, today announced that it has entered into an amendment with Ableco Finance LLC to allow an early pay down to the financing agreement used to acquire Summit Gaming. The early pay down will be applied to the term loan portion of the financing agreement.

GameTech will be applying approximately $4.5 million of released litigation bond funds from its successful Trend litigation appeal and
$3.5 million of cash from operations for a total early pay down of approximately $8 million resulting in a reduced total outstanding principal balance of $30.9 million.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the Company provides electronic bingo systems and equipment. Under the Summit Gaming™ brand the Company provides video lottery terminals and slot machine gaming devices. The Company also provides other gaming related equipment and services. GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games. GameTech International, Inc. serves customers in 41 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include risks associated with doing business in a regulated industry, our ability to retain customers and secure new customers, risks associated with rapid technological change, and those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. GameTech does not intend, and undertakes no obligation, to update our forward- looking statements to reflect future events or circumstances.